Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of John Hancock Funds II of our report dated October 23, 2017, relating to the financial statements and financial highlights, which appears in John Hancock U.S. Growth Fund’s Annual Report on Form N-CSR for the year ended August 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Policy Regarding Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 31, 2018